Exhibit 4(a)

                              FIRST AMENDMENT
                                    TO
                             RIGHTS AGREEMENT


     This First Amendment to Rights Agreement (the "First Amendment") is entered into as of this 1st day of June, 1999, by and between Piccadilly Cafeterias, Inc., a Louisiana corporation, (the "Company") and EquiServe Trust Company, N.A., as successor Rights Agent ("EquiServe").

                            W I T N E S S E T H

     WHEREAS, the Company entered into that certain Rights Agreement, dated as of November 2, 1998 (the "Rights Agreement"), by and between the Company and Wachovia Bank, N.A., as Rights Agent ("Wachovia"); and

     WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has removed Wachovia as Rights Agent and has appointed EquiServe as successor Rights Agent (hereinafter referred to as "Rights Agent"); and

     WHEREAS, the parties desire to amend the Rights Agreement in order to reflect the appointment of EquiServe as Rights Agent;

     NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

     1. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

     2. The Rights Agent hereby accepts its appointment as successor Rights Agent and all references to "Wachovia Bank, N.A." in the Rights Agreement, including, but not limited to, on the facing page, in the lead-in paragraph, in the stock certificate legend language set forth in Section 3(d) and on the first page and signature block of the form of Rights Certificate set forth in Exhibit B to the Rights Agreement, are hereby amended to refer to "EquiServe Trust Company, N.A."

     3. The definition of "Business Day" in Section 1 of the Rights Agreement is hereby amended to read as follows:

          "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.



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     4.   The definition of "Close of Business" in Section  1 of the Rights
Agreement is hereby amended to read as follows:

          "Close of Business" on any given date means 5:00 p.m., Eastern time, on such date; provided that if such date is not a Business Day "close of business" means 5:00 p.m., Eastern time, on the next succeeding Business Day.

     5. The second sentence of Section 2 of the Rights Agreement is hereby amended and a new third sentence is hereby added to Section 2 of the Rights Agreement, such second and third sentences to read as follows:

          The Company may from time to time appoint such co-Rights Agents (each, a "Co-Rights Agent") as it may deem necessary or desirable upon ten days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.

     6. The second sentence of Section 18(a) is hereby amended to read as follows:

          The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the administration of this Agreement or the exercise or performance of its duties hereunder, including the costs and expenses of defending against any claim of liability.

     7. The fifth sentence of Section 21 is hereby amended to read as follows:

          Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation or trust company organized and doing business under the laws of the United States or of any state of the United States, in good standing, having a principal office in the State of New York, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority or (b) an Affiliate of a corporation or trust company described in clause 21(a).

     8. Section 32 of the Rights Agreement is hereby amended to read as follows:

          This Agreement, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Louisiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent shall be governed by the laws of the Commonwealth of Massachusetts.

     9. All other terms and conditions of the Rights Agreement not amended herein shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first hereinabove written.

                                   PICCADILLY CAFETERIAS, INC.

                                   By:  /S/ RONALD A. LABORDE

                                        Ronald A. LaBorde
                                        President and Chief Executive Officer

EQUISERVE TRUST COMPANY, N.A.

By:/S/ DARLENE M. DIODATO
Name:  Darlene M. DioDato
Title:Senior Managing Director


c/o EquiServe Limited Partnership
150 Royall Street
Canton, MA  02021
Attention:  Client Administration